UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 6)

                          Acacia Research Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   003881307
                                 (CUSIP Number)

                               December 31, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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				CUSIP No. 003881307


       1.    Names of Reporting Persons.

             Apex Capital, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             California, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 1,925,000
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 1,925,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,925,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.52%

       12.   Type of Reporting Person

	     OO, IA

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				CUSIP No. 003881307


       1.    Names of Reporting Persons.

             Sanford J. Colen

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 22,500
Number of Shares
    			     6.  Shared Voting Power: 1,925,000
Beneficially Owned by
        		     7.  Sole Dispositive Power: 22,500
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 1,925,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,947,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.59%

       12.   Type of Reporting Person

	     IN, HC

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				CUSIP No. 003881307


       1.    Names of Reporting Persons.

             Daniel S. Katz

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 135,500
Number of Shares
    			     6.  Shared Voting Power: 1,925,000
Beneficially Owned by
        		     7.  Sole Dispositive Power: 135,500
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 1,925,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,060,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.91%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Name of Issuer: Acacia Research Corporation

        (b)  Address of Issuer's Principal Executive Offices:

	     500 Newport Center Drive
	     Newport Beach, California 92660

Item 2. (a)  Name of Person Filing:

             Apex Capital, LLC ("LLC")
   	     Sanford J. Colen ("Colen")
	     Daniel S. Katz ("Katz")

	     (collectively, the "Filers")

        (b)  Address of Principal Business Office, or, if None, Residence:

             The principal business office of the Filers is located at:

	     25 Orinda Way, Suite 300
	     Orinda, CA  94563

        (c)  Citizenship:

             Please refer to Item 4 on each cover sheet for each Reporting
	     Person

        (d)  Title of Class of Securities:

             Common stock

        (e)  CUSIP No.: 003881307

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Colen is the Manager of LLC. Katz is a senior portfolio manager for LLC. No single client account of LLC holds more than five percent of the outstanding Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         LLC is a registered investment adviser. Colen is the controlling member of LLC. The Filers are filing this Schedule 13G jointly, but not as members of a group, and each of them expressly disclaims membership in a group. Each of the Filers also disclaims beneficial ownership of the Stock except to the extent of that Filer's pecuniary interest therein.

Item 9.  Notice of Dissolution of Group

         Not Applicable

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Item 10. Certifications

(By LLC and Colen)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(By Katz)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2011
                                       Apex Capital, LLC

                                       By: /s/ Sanford J. Colen
                                       --------------------------
                                       Name: Sanford J. Colen
                                       Title: Manager

                                       By: /s/ Sanford J. Colen
                                       --------------------------
                                       Sanford J. Colen

				       By: /s/ Daniel S. Katz
                                       --------------------------
                                       Daniel S. Katz


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CUSIP No. 003881307


			       EXHIBIT A


		   AGREEMENT REGARDING JOINT FILING
		  OF STATEMENT ON SCHEDULE 13D OR 13G


The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of any issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint Apex Capital, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule
13D or 13G.


Dated:   February 10, 2011

                                       Apex Capital, LLC

                                       By: /s/ Sanford J. Colen
                                       --------------------------
                                       Name: Sanford J. Colen
                                       Title: Manager

                                       By: /s/ Sanford J. Colen
                                       --------------------------
                                       Sanford J. Colen

				       By: /s/ Daniel S. Katz
                                       --------------------------
                                       Daniel S. Katz

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